Exhibit (n)

AMENDED AND RESTATED

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

OF

SALIENT MF TRUST (THE “TRUST”)

This Amended and Restated Multiple Class Plan (the “Plan”) is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of the Funds listed in Appendix A and any series of the Trust that may be established in the future and added to such appendix (each, a “Fund” and collectively, the “Funds”).

A.	GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:

Each Fund offers classes of its shares as listed in Appendix A; such classes may include: Class A shares, Class C shares, Class I shares, Class F shares and/or Class R6 shares (each a “Class”). Sales charges, distribution fees and/or service fees, if any, for each Class of shares shall be calculated and paid in accordance with the terms of the then-effective plan pursuant to Rule 12b-1 under the 1940 Act of the applicable class. A general description of the fees applicable to each Class of shares is set forth below. Sales charges, distribution and/or service fees currently authorized are as set forth in each Fund’s prospectus and statement of additional information (together, the “Prospectus”).

1. Class A Shares. Class A shares of each Fund are offered subject to a front-end sales load of up to 5.50%. Class A shares of each Fund are subject to an annual distribution and/or service fee in accordance with the then-effective plan adopted pursuant to Rule 12b-1 under the 1940 Act for Class A shares.

2. Class C Shares. Class C shares of each Fund are offered without a front-end sales load. Class C shares of each Fund are subject to an annual distribution and/or service fee in accordance with the then-effective plan adopted pursuant to Rule 12b-1 under the 1940 Act for Class C shares.

3. Class I Shares. Class I shares of each Fund are offered without a front-end sales load and are not subject to any annual distribution and/or service fee.

4. Class F Shares. Class F shares are available only to legacy shareholders of Broadmark Tactical Plus Fund in conjunction with the combination of such Fund into Salient Broadmark Tactical Plus Fund. Only legacy shareholders who acquire Class F shares pursuant to the combination may purchase additional Class F shares. Class F shares have no front-end sales load and are not subject to any annual distribution and/or service fee.

5. Class R6. Class R6 shares of each Fund are offered without a front-end sales load and are not subject to any annual distribution and/or service fee. In addition, Class R6 shares are not subject to any supermarket, sub-transfer agent or similar fees or expenses.

B.	EXPENSE ALLOCATION OF EACH CLASS:

Certain expenses may be attributable to a particular Class of shares of each Fund (“Class Expenses”). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

In addition to any distribution and/or service fees, administrative fees, or accounting and other services fees described in the Prospectus, each Class may, by action of the board of trustees of the Trust (each individual member thereof, a “Trustee” and collectively, the “Board of Trustees”) or its delegate, also pay a different amount of the following expenses:

(1)	legal, printing and postage expenses related to preparing and distributing to current shareholders of a specific Class materials such as shareholder reports, prospectuses, and proxies;

(2)	Blue Sky fees incurred by a specific Class;

(3)	SEC registration fees and regulatory expenses, including filing fees, incurred by a specific Class;

(4)	expenses of administrative personnel and services required to support the shareholders of a specific Class;

(5)	Trustees’ fees incurred as a result of issues relating to a specific Class;

(6)	Auditors’ fees, litigation expenses, and other legal fees and expenses relating to a specific Class;

(7)	incremental transfer agent fees and shareholder servicing expenses identified as being attributable to a specific Class;

(8)	account expenses relating solely to a specific Class;

(9)	expenses incurred in connection with any shareholder meetings as a result of issues relating to a specific Class; and

(10)	any such other expenses actually incurred in a different amount by a Class or related to a Class’ receipt of services of a different kind or to a different degree than another Class.

Any Fund income, gain, loss and expenses not allocated to specific Classes as described above shall be charged to the Fund and allocated to each Class of the Fund in a manner consistent with Rule 18f-3(c)(1)(iii) under the 1940 Act.

C.	VOTING RIGHTS:

Each Class of shares governed by this Plan (i) shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement; and (ii) shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

D.	CLASS DESIGNATION:

Subject to approval by the Board of Trustees, each Fund may alter the nomenclature for the designations of one or more of its Classes of shares.

E.	DATE OF EFFECTIVENESS:

This Multiple Class Plan is effective on May 22, 2012, provided that this Plan shall not become effective with respect to the Trust unless such action has first been approved by the vote of a majority of the Board of Trustees of the Trust and by vote of a majority of those Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust (the “Independent Trustees”).

F.	AMENDMENT OF PLAN:

Any material amendment to this Plan shall become effective upon approval by a vote of at least a majority of the Trustees, including a majority of the Independent Trustees, which vote shall have found that this Plan as proposed to be amended, including expense allocations, is in the best interests of each class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine. No vote of shareholders shall be required for such amendment to the Plan.

G.	SEVERABILITY:

If any provision of this Plan is held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Last Amended as of October 2015

Appendix A

Salient MLP & Energy Infrastructure Fund II

Class A

Class C

Class I

Class R6

Salient Risk Parity Fund

Class A

Class C

Class I

Salient Trend Fund

Class A

Class C

Class I

Salient Global Equity Fund

Class A

Class C

Class I

Salient MLP Fund

Class A

Class C

Class I

Salient Broadmark Tactical Plus Fund

Class A

Class C

Class I

Class F

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